Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Announces That It Did Not Apply for Participation in the TARP Capital Purchase Program

November 14, 2008: Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), today announced that it did not apply for participation in the U.S. Treasury’s Capital Purchase Program, which is part of the federal government’s Troubled Asset Relief Program (“TARP”).

Referencing the holding company’s recently released September 30, 2008 Form 10-Q, William J. Wagner, President and CEO, said, “The Company’s current capital to risk weighted assets ratio stands at 23.8%, and the Bank’s current capital to risk weighted assets ratio stands at 20.2%.” This ratio is well above the minimum to be well capitalized under Prompt Corrective Action requirements, which is 10%. Further, the Bank’s tier 1 capital ratio is at 19.4%, which compares favorably to the 6% minimum to be well capitalized under Prompt Corrective Action.

“We believe that our balance sheet is in great shape. We have great liquidity, significant capital and asset quality remains strong,” said Wagner. “After thorough consideration, we determined that the Company can better serve our stockholders and customers by not participating in the TARP Capital Purchase Program.”

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, it’s lending and operations center and five branch offices located in Chicopee, Ludlow, West Springfield, all in Western Massachusetts. The Bank’s plans to open two new branches are well underway, with a new South Hadley location slated to open this month and a new Ware location slated to open soon after. For more information regarding the Bank’s products, services and locations, please visit our web site at www.chicopeesavings.com.